Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 8, 2010, with respect to the financial statements included in the Registration Statement (Form S-1) and related Prospectus of Kips Bay Medical, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 8, 2010